Exhibit 99.1

KALA BIO Reports Second Quarter 2023 Financial Results and Provides Corporate Update

-- Actively enrolling patients in CHASE Phase 2b clinical trial of KPI-012 for the treatment of PCED; topline data targeted for 2Q 2024 --

-- Combangio, Inc., a wholly owned subsidiary of KALA, awarded $15 million grant by California Institute for Regenerative Medicine (CIRM) to support ongoing KPI-012 program for the treatment of PCED –

-- Rebranded to KALA BIO, Inc. reflecting focus on advancing biologics for the treatment of rare, serious ophthalmic diseases --

-- As of June 30, 2023, $59.2 million in cash, cash equivalents and short-term investments; together with $15.0 million CIRM award expected to fund operations into 2Q 2025 --

ARLINGTON, Mass., August 4, 2023 – KALA BIO, Inc. (Nasdaq:KALA), a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the eye, today reported financial results for the second quarter ended June 30, 2023 and provided a corporate update.

“Earlier this week, we unveiled our new company name, which reflects our commitment to advancing our MSC-S platform to develop and deliver a suite of novel biologics that can improve the treatment of rare and severe front- and back-of-the-eye diseases,” said Mark Iwicki, Chair and Chief Executive Officer of KALA BIO. “In recent months, we have made tremendous progress toward this new mission. During the quarter, our wholly owned subsidiary, Combangio, Inc., was awarded a $15 million grant from the California Institute for Regenerative Medicine (CIRM) to support our KPI-012 PCED development program. We continue to enroll patients in the CHASE Phase 2b trial evaluating KPI-012 for PCED and are now targeting to report topline data in the second quarter of 2024. In parallel, we plan to advance our MSC-S pipeline, exploring opportunities to expand KPI-012 into additional corneal indications and evaluating KPI-014 preclinically for inherited retinal degenerative diseases and other back-of-the-eye applications. We look forward to continuing these efforts, as we aim to maximize the potential of our cell-free, regenerative approach to ophthalmic disease management.”

Second Quarter and Recent Business Highlights:

Development-Stage Pipeline:

KPI-012 is a mesenchymal stem cell secretome (MSC-S), which combines growth factors, protease inhibitors, matrix proteins and neurotrophic factors to potentially address the impaired corneal healing that is an underlying etiology of multiple severe ocular diseases. KALA is initially developing KPI-012 for the treatment of persistent corneal epithelial defect (PCED), a persistent, non-healing corneal defect or wound that is refractory to conventional treatments which, if left untreated, can lead to significant complications, including infection, corneal perforation/scarring and vision loss.

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KALA is actively enrolling patients in the primary safety and efficacy portion of the CHASE (Corneal Healing After SEcretome therapy) Phase 2b clinical trial evaluating KPI-012 for the treatment of PCED and is targeting topline data in the second quarter of 2024. If the results are positive, and subject to discussion with regulatory authorities, KALA believes this trial could serve as the first of two pivotal trials to support the submission of a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA).

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KALA believes the multifactorial mechanism of action of KPI-012 makes it a platform technology and is evaluating the potential development of KPI-012 for additional rare, front-of-the-eye diseases, such as Limbal Stem Cell Deficiency and other corneal diseases that threaten vision. KALA has also initiated preclinical studies for its KPI-014 program, evaluating the utility of its MSC-S platform for inherited retinal degenerative diseases such as Retinitis Pigmentosa and Stargardt Disease.

Corporate Updates:

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In April 2023, the California Institute for Regenerative Medicine (CIRM) awarded Combangio, Inc. (Combangio), a wholly owned subsidiary of KALA, a $15 million grant to support the CHASE Phase 2b clinical trial as well as product and process characterization and analytical development for the KPI-012 program. Upon entry into the CIRM award, Combangio became entitled to an initial $5.9 million disbursement from CIRM, and the balance of the award is payable to Combangio upon the achievement of specified milestones.

•	In August 2023, KALA BIO changed its name from Kala Pharmaceuticals, Inc. to better reflect the company’s focus on advancing novel biologics for the treatment of ophthalmic conditions.

Financial Results:

Cash Position: As of June 30, 2023, KALA had cash, cash equivalents and short-term investments of $59.2 million, compared to $70.5 million as of December 31, 2022. This decrease reflects cash used in operations and a $2.5 million milestone payment to the former Combangio shareholders upon the dosing of the first patient in the CHASE trial, as well as a prepayment of approximately $10 million in principal and fees under the Company’s loan agreement, partially offset by net proceeds of $18.0 million raised under KALA’s at-the-market offering program. Based on its current plans, KALA anticipates that its cash resources as of June 30, 2023, together with anticipated funding under the CIRM award, will enable it to fund operations into the second quarter of 2025.

Financial Results for the Three Months Ended June 30, 2023:

●	Net Product Revenues: KALA did not recognize product revenues in the second quarter of 2023 as a result of the sale of its commercial portfolio to Alcon Inc. (Alcon) on July 8, 2022. For the quarter ended June 30, 2022, KALA reported net product revenues of $2.1 million.
●	Cost of Product Revenues: KALA did not record cost of product revenues in the second quarter of 2023 as a result of the sale of its commercial portfolio to Alcon. For the quarter ended June 30, 2022, cost of product revenues was $1.8 million.
●	SG&A Expenses: For the quarter ended June 30, 2023, selling, general and administrative (SG&A) expenses were $5.0 million, compared to $22.7 million for the same period in 2022. The decrease was primarily due to the sale of KALA’s commercial portfolio to Alcon.
●	R&D Expenses: For the quarter ended June 30, 2023, research and development (R&D) expenses were $4.3 million, compared to $4.5 million for the same period in 2022. The decrease was primarily due to a decrease in R&D costs related to KALA’s former pipeline programs.
●	Gain on Fair Value Remeasurement of Deferred Purchase Consideration: There was no gain or loss on fair value remeasurement of deferred purchase consideration, in connection with the acquisition of Combangio, for the quarter ended June 30, 2023 due to the settlement of the liability in March 2023. The gain on fair value remeasurement of deferred purchase consideration was $0.8 million for the same period in 2022.
●	Loss (Gain) on Fair Value Remeasurement of Contingent Consideration: For the quarter ended June 30, 2023, the loss on fair value remeasurement of contingent consideration, in connection with the Combangio acquisition, was $0.4 million, compared to a gain of $0.1 million for the same period in 2022.
●	Operating Loss: For the quarter ended June 30, 2023, loss from operations was $9.6 million, compared to $26.0 million for the same period in 2022.
●	Net Loss: For the quarter ended June 30, 2023, net loss was $10.4 million, or $4.36 per share, compared to a net loss of $28.1 million, or $18.92 per share, for the same period in 2022. The weighted average number of shares used to calculate net loss per share was 2.4 million for the quarter ended June 30, 2023 and 1.5 million for the quarter ended June 30, 2022.

Financial Results for the Six Months Ended June 30, 2023:

●	Net Product Revenues: KALA did not recognize product revenues in the six months ended June 30, 2023 as a result of the sale of its commercial portfolio to Alcon on July 8, 2022. For the six months ended June 30, 2022, KALA reported net product revenues of $3.5 million.
●	Cost of Product Revenues: KALA did not record cost of product revenues in the six months ended June 30, 2023 as a result of the sale of its commercial portfolio to Alcon on July 8, 2022. For the six months ended June 30, 2022, cost of product revenues was $2.5 million.

●	SG&A Expenses: For the six months ended June 30, 2023, SG&A expenses were $11.0 million, compared to $49.7 million for the same period in 2022. The decrease was primarily due to the sale of KALA’s commercial portfolio to Alcon.
●	R&D Expenses: For the six months ended June 30, 2023, R&D expenses were $8.3 million, compared to $8.9 million for the same period in 2022. The decrease was primarily due to a decrease in R&D costs related to KALA’s former pipeline programs, partially offset by an increase in costs due to the development of KPI-012.
●	(Gain) Loss on Fair Value Remeasurement of Deferred Purchase Consideration: For the six months ended June 30, 2023, the gain on fair value remeasurement of deferred purchase consideration, in connection with the acquisition of Combangio, was $0.2 million, compared to a loss of $0.3 million for the same period in 2022. The liability associated with the deferred purchase consideration was settled in the first quarter of 2023.
●	Loss (Gain) on Fair Value Remeasurement of Contingent Consideration: For the six months ended June 30, 2023, the loss on fair value remeasurement of contingent consideration, in connection with the Combangio acquisition, was $2.2 million, compared to a gain of $1.0 million for the same period in 2022.
●	Operating Loss: For the six months ended June 30, 2023, loss from operations was $21.3 million, compared to $56.9 million for the same period in 2022.
●	Net Loss: For the six months ended June 30, 2023, net loss was $24.9 million, or $11.15 per share, compared to a net loss of $61.1 million, or $41.10 per share, for the same period in 2022. The weighted average number of shares used to calculate net loss per share was 2.2 million for the quarter ended June 30, 2023 and 1.5 million for the quarter ended June 30, 2022.

About KALA BIO, Inc.

KALA is a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the eye. KALA’s biologics-based investigational therapies utilize KALA’s proprietary mesenchymal stem cell secretome (MSC-S) platform. KALA’s lead product candidate, KPI-012, is a human MSC-S, which contains numerous human-derived biofactors, such as growth factors, protease inhibitors, matrix proteins and neurotrophic factors that can potentially correct the impaired corneal healing that is an underlying etiology of multiple severe ocular diseases. KPI-012 is currently in clinical development for the treatment of persistent corneal epithelial defect (PCED), a rare disease of impaired corneal healing, for which it has received Orphan Drug and Fast Track designations from the U.S. Food and Drug Administration. KALA is also targeting the potential development of KPI-012 for the treatment of Limbal Stem Cell Deficiency and other rare corneal diseases that threaten vision and has initiated preclinical studies to evaluate the potential utility of its MSC-S platform for retinal degenerative diseases, such as Retinitis Pigmentosa and Stargardt Disease. For more information on KALA, please visit www.kalarx.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Any statements in this press release about KALA’s future expectations, plans and prospects, including but not limited to statements about KALA’s expectations with respect to potential advantages of KPI-012 and its MSC-S platform; the clinical utility of KPI-012 for PCED; anticipated timelines to report topline data for the CHASE Phase 2b clinical trial of KPI-012; Kala’s belief that the Chase Phase 2b trial could serve as the first of two pivotal trials required to support the submission of a BLA to the FDA; KALA’s plans to pursue research and development of KPI-012 and its MSC-S platform for other indications; expectations about the potential benefits and future operation of the CIRM award; KALA’s ability to achieve the specified milestones and obtain the full funding under the CIRM award; the sufficiency of KALA’s existing cash resources for the period anticipated and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: KALA’s ability to comply with the requirements under the CIRM award; uncertainties inherent in the initiation and conduct of preclinical studies and clinical trials; uncertainties regarding availability and timing of data from clinical trials; whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials; whether results of the Phase 1b clinical trial of KPI-012 will be indicative of results for any future clinical trials and studies of KPI-012, including the CHASE Phase 2b clinical trial; whether interim data from a clinical trial will be predictive of the results of the trial; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; KALA’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other important factors, any of which could cause KALA’s actual results to differ from those contained in the forward-looking statements, discussed in the “Risk Factors” section of KALA’s Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q and other filings KALA makes with the Securities and Exchange Commission. These forward-looking statements represent KALA’s views as of the date of this press release and should not be relied upon as representing KALA’s views as of any date subsequent to the date hereof. KALA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables:

KALA BIO, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2023	2022
Cash, cash equivalents and short-term investments	$59,178	$70,495
Total assets	66,500	86,820
Working capital (1)	55,684	60,257
Long-term debt, net of discounts	33,569	37,937
Other long-term liabilities	5,588	4,224
Total stockholders’ equity	17,492	18,974

(1) The Company defines working capital as current assets less current liabilities. See the Company's consolidated financial statements for further information regarding its current assets and current liabilities.

KALA BIO, Inc.

Consolidated Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Product revenues, net	$—	$2,100	$—	$3,472

Costs and expenses:
Cost of product revenues	—	1,774	—	2,549
Selling, general and administrative	4,962	22,673	10,992	49,655
Research and development	4,278	4,473	8,314	8,939
(Gain) loss on fair value remeasurement of deferred purchase consideration	—	(789)	(230)	262
Loss (gain) on fair value remeasurement of contingent consideration	359	(59)	2,206	(1,047)
Total operating expenses	9,599	28,072	21,282	60,358
Loss from operations	(9,599)	(25,972)	(21,282)	(56,886)
Other income (expense):
Interest income	718	68	1,393	76
Interest expense	(1,413)	(2,207)	(2,887)	(4,242)
Other income (expense), net	(119)	—	(2,092)	—
Net loss	(10,413)	(28,111)	(24,868)	(61,052)
Net loss per share attributable to common stockholders—basic and diluted	$(4.36)	$(18.92)	$(11.15)	$(41.10)
Weighted average shares outstanding—basic and diluted	2,387,793	1,485,888	2,229,370	1,485,530

Investor Contact:

Hannah Deresiewicz

hannah.deresiewicz@sternir.com

212-362-1200